                                                                      EXHIBIT 99

                       Mace Security International, Inc.
                 Consolidated Financial Statements (Restated)
                    Years ended December 31, 1998 and 1997
                        Index to Financial Information


                                   Contents


(a)  Financial Information (Restated)

          Report of Independent Auditors...............................    F-2

          Audited Consolidated Financial Statements
          -----------------------------------------

          Consolidated Balance Sheet...................................    F-3

          Consolidated Statements of Operations........................    F-5

          Consolidated Statements of Stockholders' Equity..............    F-6

          Consolidated Statements of Cash Flows........................    F-7

          Notes to Consolidated Financial Statements...................    F-8

(b)  Management's Discussion and Analysis of Financial Condition and
          Results of Operations (Restated).............................   F-23

                        Report of Independent Auditors

Board of Directors and Stockholders
Mace Security International, Inc.

We have audited the accompanying consolidated balance sheet (restated) of Mace Security International, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows (restated) for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain of the entities constituting the Company (Mace--prior to combination for pooling of interest acquisitions, Innovative Control Systems, Inc., and 50's Classic Car Wash and CRCD, Inc., as discussed in Note 1), which statements reflect total assets constituting 70% at December 31, 1998 and total revenues constituting 57% in 1998 and 53% in 1997, of the respective consolidated financial statement totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for those entities is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mace Security International, Inc. and subsidiaries at December 31, 1998, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                    /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
December 16, 1999

              Mace Security International, Inc. and Subsidiaries

                     Consolidated Balance Sheet (Restated)

                         ASSETS                                              December 31,
                                                                                 1998
                                                                           ----------------
Current assets:
    Cash and cash equivalents (including escrow of $610,800)                    $ 4,672,695
    Accounts receivable, less allowance for doubtful
      accounts of $90,904                                                         1,522,710
    Inventory                                                                     1,761,617
    Prepaid expenses and other current assets                                       299,873
                                                                           ----------------
Total current assets                                                              8,256,895
Property and equipment:
    Land                                                                          2,129,855
    Buildings and leasehold improvements                                          3,930,558
    Machinery and equipment                                                       2,626,072
    Furniture and fixtures                                                          236,864
                                                                           ----------------
Total property and equipment                                                      8,923,349
Accumulated depreciation                                                         (3,378,974)
                                                                           ----------------
                                                                                  5,544,375




Net assets of discontinued operations                                               326,835
Other intangible assets, net of accumulated amortization
    of $1,009,282                                                                 1,020,702
Notes receivable from stockholders/officers                                         543,985
Other assets                                                                        233,190
                                                                           ----------------
Total assets                                                                    $15,925,982
                                                                           ================

          LIABILITIES AND STOCKHOLDERS' EQUITY                        December 31,
                                                                          1998
                                                                    -----------------
Current liabilities:
    Accounts payable                                                      $   644,021
    Deferred revenue                                                          235,604
    Accrued expenses and other current liabilities                            571,820
    Current portion of notes payable to related parties                       509,321
    Current portion of long-term debt                                         534,636
                                                                    -----------------
Total current liabilities                                                   2,495,402


Notes payable to related parties, net of current portion                    1,347,252
Long-term debt, net of current portion                                      2,767,205



Stockholders' equity:
   Preferred stock, $.01 par value:
      Authorized shares - 2,000,000
      Issued and outstanding shares - none                                          -
   Common stock, $.01 par value:
      Authorized shares - 18,000,000
      Issued and outstanding shares 8,179,620                                  81,796
   Additional paid-in capital                                              14,272,243
   Accumulated deficit                                                     (4,985,528)
                                                                    -----------------
                                                                            9,368,511
   Less treasury stock at cost -256,666 common shares                         (52,388)
                                                                    -----------------
Total stockholders' equity                                                  9,316,123
                                                                    -----------------
Total liabilities and stockholders' equity                                $15,925,982
                                                                    =================

                            See accompanying notes.

              Mace Security International, Inc. and Subsidiaries

               Consolidated Statements of Operations (Restated)

                                                                         Year ended
                                                                        December 31,
                                                              ----------------------------------
                                                                   1998                  1997
                                                              ------------          ------------
Revenues:
 Car wash and detailing services                              $  4,419,870          $  4,211,013
 Security product sales                                          2,404,221             2,657,354
 Computer products and services                                  2,029,884               895,252
 Fuel, lube and merchandise sales                                  345,576               380,673
                                                              ------------          ------------
                                                                 9,199,551             8,144,292
Cost of revenues:
 Car wash and detailing services                                 2,598,863             2,605,005
 Security product sales                                          1,230,375             1,645,077
 Computer products and services                                  1,206,044               533,994
 Fuel, lube and merchandise sales                                  237,798               271,128
                                                              ------------          ------------
                                                                 5,273,080             5,055,204

Selling, general and administrative expenses                     2,776,900             2,149,433
Depreciation and amortization                                      755,339               964,572
                                                              ------------          ------------

Operating income (loss)                                            394,232               (24,917)

Interest expense                                                  (452,674)             (493,172)
Interest income                                                    137,486                32,130
Other income                                                       284,600               256,606
                                                              ------------          ------------
Income (loss) from continuing operations before income taxes       363,644              (229,353)

Income tax expense                                                   4,358                 7,800
                                                              ------------          ------------

Income (loss) from continuing operations                           359,286              (237,153)

Loss from discontinued operations,
 net of $0 applicable income taxes                                (585,903)           (1,209,291)
                                                              ------------          ------------

Net loss                                                      $   (226,617)         $ (1,446,444)
                                                              ============          ============

Basic income (loss) per share
 From continuing operations                                   $       0.04          $      (0.03)
 From discontinued operations                                        (0.07)                (0.14)
                                                              ------------          ------------
 Total                                                        $      (0.03)         $      (0.17)
                                                              ============          ============

Weighted average number of shares outstanding                    8,341,747             8,274,643
                                                              ============          ============

Diluted income (loss) per share
 From continuing operations                                   $       0.04          $      (0.03)
 From discontinued operations                                        (0.07)                (0.14)
                                                              ------------          ------------
 Total                                                        $      (0.03)         $      (0.17)
                                                              ============          ============

Weighted average number of shares outstanding                    8,364,106             8,274,643
                                                              ============          ============

                            See accompanying notes.

              Mace Security International, Inc. and Subsidiaries


          Consolidated Statements of Stockholders' Equity (Restated)
                For the Years Ended December 31, 1998 and 1997

                                                                   Additional
                                         Common        Common        Paid-in       Accumulated      Treasury
                                         Shares        Stock         Capital         Deficit         Stock          Total
                                       ---------     ---------    ------------    ------------     ----------   -------------
Balance at January 1, 1997............  8,179,620    $  81,796    $  13,563,527   $  (2,359,291)   $        -   $ $11,286,032

Shares issued to satisfy debt
 obligation...........................          -            -          454,488               -             -         454,488

Shares issued for MSP
 Retail, Inc. acquisition.............    176,666        1,767          163,858               -             -         165,625

Shares issued for MS, Inc.
 acquisition..........................     80,000          800           89,200               -             -          90,000

Net loss..............................          -            -                -      (1,446,444)            -      (1,446,444)

Dividends paid to former stockholders
 of pooled companies..................          -            -                -        (452,935)            -        (452,935)
                                       ----------    ---------    -------------   -------------    ----------    ------------

Balance at December 31, 1997..........  8,436,286       84,363       14,271,073      (4,258,670)            -      10,096,766

Shares issued as compensation.........          -            -            1,170               -             -           1,170

Shares redeemed in connection
 with discontinued operations.........   (256,666)      (2,567)               -               -       (52,388)        (54,955)

Net loss..............................          -            -                -        (226,617)            -        (226,617)

Dividends paid to former stockholders
 of pooled companies..................          -            -                -        (500,241)            -        (500,241)
                                       ----------    ---------    -------------   -------------    ----------   -------------

Balance at December 31, 1998..........  8,179,620    $  81,796    $  14,272,243   $  (4,985,528)   $  (52,388)  $   9,316,123
                                       ==========    =========    =============   =============    ==========   =============

                            See accompanying notes.

              Mace Security International, Inc. and Subsidiaries

               Consolidated Statements of Cash Flows (Restated)

                                                                                 Year Ended
                                                                                December 31,
                                                                   -----------------------------------------
                                                                         1998                     1997
                                                                   ----------------         ----------------
Operating activities
Net loss                                                             $     (226,617)          $   (1,446,444)
Adjustments to reconcile net loss
 to net cash provided by operating activities:
        Depreciation and amortization                                       755,339                  964,572
        Gain on sale of division                                           (271,452)                       -
        Changes in operating assets and liabilities:
           Accounts receivable                                              478,645                  721,531
           Inventory                                                       (173,431)               1,317,682
           Accounts payable                                                  24,654                 (579,580)
           Accrued expenses and other current                              (295,161)                 203,571
           Prepaid expenses and other current assets                         24,230                 (102,708)
           Discontinued operations                                        2,492,252                        -
           Other                                                            (78,863)                 (10,180)
                                                                   ----------------         ------------------
Net cash provided by operating activities                                 2,729,596                1,068,444

Investing activities
Acquisition of businesses, net of cash acquired                                   -                  (51,372)
Proceeds from sale of property and equipment                                      -                   13,744
Proceeds attributable to non-current portion of division sold             3,117,235                        -
Purchase of property and equipment                                         (185,296)                (421,470)
Payments for intangibles                                                    (53,539)                 (24,678)
Other                                                                         1,170                  454,495
                                                                   ----------------         ----------------
Net cash provided by (used in) investing activities                       2,879,570                  (29,281)

Financing activities
Payments on notes payable to bank and long-term debt                     (1,923,076)                (675,475)
Proceeds from notes payable to bank and long-term debt                       90,955                1,265,936
Net proceeds (payments) on notes payable to related parties                  94,768                 (491,173)
Dividends paid to former stockholders of pooled companies                  (500,241)                (452,935)
Advances made to stockholders                                              (233,165)                (241,835)
Purchase of treasury stock                                                  (52,388)                       -
Debt issue costs                                                                  -                  (28,800)
Proceeds from grant payable                                                       -                   93,800
                                                                   ----------------         ----------------
Net cash used in financing activities                                    (2,523,147)                (530,482)
                                                                   ----------------         ----------------
Net increase in cash and cash equivalents                                 3,086,019                  508,681
Cash and cash equivalents at beginning of year                            1,586,676                1,077,995
                                                                   ----------------         ----------------
Cash and cash equivalents at end of year                             $    4,672,695           $    1,586,676
                                                                   ================         ================

                            See accompanying notes.

              Mace Security International, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Restated)

1.  Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Mace Security International, Inc. (the parent Company) and its wholly owned subsidiaries (the "Company"). All significant intercompany transactions have been eliminated in consolidation.

The accompanying consolidated financial statements include the financial position and results of operations of: (i) Mace Security International, Inc. (prior to combination), (ii) Innovative Control Systems, Inc. (ICS) which was acquired on July 9, 1999, (iii) 50's Classic Car Wash and CRCD, Inc. (collectively, "Classic") which was acquired on August 25, 1999, and (iv) Eager Beaver Car Wash, Inc. ("Eager Beaver") which was acquired on September 9, 1999. These transactions were accounted for as poolings of interests. The Company has released post-combination financial information that included the date of consummation of these transactions; and accordingly, the consolidated financial statements have been restated to include the accounts of ICS, Classic, and Eager Beaver for all periods presented.

Separate financial information of each of the aforementioned entities is as follows:

    Total Assets
                                                Dollars         Percentage
    Mace (prior to combination
    for pooling of interest acquisitions)    $ 9,777,269            61%
    ICS                                          586,952             4%
    Classic                                      726,049             5%
    Eager Beaver                               4,835,712            30%
                                            -----------------------------
                                             $15,925,982           100%
                                            =============================

    Total Revenues

                                                Year Ended December 31
                                 -----------------------------------------------
                                        1998                    1997
                                 -----------------------------------------------
                                 Dollars     Percentage   Dollars    Percentage
    Mace (prior to combination
    for pooling of interest
    acquisitions)                $2,404,221        26%    $2,657,354        33%
    ICS                           2,029,884        22%       895,252        11%
    Classic                         779,530         9%       735,179         9%
    Eager Beaver                  3,985,916        43%     3,856,507        47%
                                 -----------------------------------------------
                                 $9,199,551       100%    $8,144,292       100%
                                 ===============================================

2.  Summary of Significant Accounting Policies

Description of Business

The Company currently operates in three separate business segments: (i) the Car Care segment, supplying complete car care services (including wash, detailing, lube, and minor repairs), and (ii) the Security Products sales segment, producing and marketing retailing consumer safety and security products, and
(iii) the Computer Products and Services segment, developing and manufacturing products for management and control of the car care industry.

Revenue recognition

Revenue from the Company's Security Products sales segment is recognized when shipments are made, or for export sales are recognized when title has passed.

Revenue from the Company's Car Care segment and Computer Products and Services segment is recognized when goods are shipped or services are rendered. Revenues related to telephone support provided by the Computer Products and Services segment with new unit sales are deferred and recognized as income over the life of the support contract, which is generally twelve months.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of three months or less.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in first-out (FIFO) method for security and car care products and using the average cost method for the Computer Products and Services segment. Inventories at the Company's Car Care locations consist of various chemical cleaning supplies used in operations and merchandise for resale to consumers.

Property and Equipment

Property and equipment are stated at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, which are generally as follows: buildings and leasehold improvements - 25 to 40 years; machinery and equipment - 5 to 7 years; and furniture and fixtures - 5 to 15 years. Significant additions or improvements extending assets' useful lives are capitalized; normal maintenance and repair costs are expensed as incurred. Depreciation expense was $548,111 and $672,681 for the years ended December 31, 1998 and 1997, respectively. Maintenance and repairs are charged to expense as incurred and amounted to $82,000 in 1998 and $113,000 in 1997.

Intangible Assets

Intangible assets consist of trademarks and capitalized computer software development costs. Trademarks are stated at cost and amortized on a straight-line basis over 15 years. The Company accounts for costs of its computer software to be sold or otherwise marketed in accordance with FAS #86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed". Costs incurred to establish the technological feasibility of a computer software product to be sold by the Company are charged to expense when incurred. When technical feasibility is established, costs are capitalized until the product is commercialized. When the product is commercialized, capitalized development costs are amortized over the useful life of the product ranging from three to five years.

Supplementary Cash Flow Information

In September 1997, the Company obtained long-term debt from the First National Bank of New England (See Note 6). As part of this refinancing, the Key Bank long-term debt of $593,750 was paid. This non-cash transaction has been excluded from proceeds from long-term debt, as well as payment of principal on long-term debt.

Research Expense

Research and development expense, which is charged to operations as incurred, was approximately $71,000 in 1998 and $109,000 in 1997.

Deferred Revenue

The Company records a liability for outstanding gift certificates and ticket books at its car care locations sold but not yet redeemed. The Company estimates these redeemed amounts based on gift certificates and ticket book sales and redemptions throughout the year as well as utilizing historical sales and redemptions rates.

Revenues related to telephone support services provided by the Company's Computer Products and Services segment are recorded as a liability and recognized as income over the life of the support contract, generally a twelve month period.

Advertising

The Company expenses the production costs of first time advertising when the advertising takes place. Advertising expense was approximately $328,000 and $437,000 in 1998 and 1997, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables and debt instruments. The book value of cash and cash equivalents, trade receivables, investments in closure trust funds and trade payables are considered to be representative of their respective fair values. The carrying value of the Company's long-term debt approximates fair value based on current rates and terms.

Impairment of Long-lived Assets

In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company evaluates the recoverability of its long-lived assets which include trademarks, other intangibles, and other assets whenever changes in circumstances indicate that the carrying amount may not be recoverable. If indications are that the carrying amount of the asset is not recoverable, the Company will estimate the future cash flows expected to result from use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss. The impairment loss recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value.

During 1998, the Company's sale of its Law Enforcement division resulted in an impairment loss attributable to a trademark. This loss, approximating $550,000, is included with the gain on the sale of the Law Enforcement division in 1998, which is a discontinued operations (Note 4).

3.   Acquisitions

Acquisitions Accounted For Under the Pooling of Interests Method

On July 9, 1999, the Company completed its merger with Innovative Control Systems ("ICS") and issued 603,721 unregistered shares of the Company's common stock, par value $.01, in exchange for all outstanding shares of ICS. ICS develops and manufactures products for the management and control of the car care industry. Its primary product, a software package called "Tunnel Master", provides car wash equipment control, point of sale and management information. ICS also distributes products for management and control of auto lube operations and a product called "Vision Master" which allows a user to access cameras and view operations remotely using a personal computer. The transaction has been accounted for using the pooling of interests method; and accordingly, the accompanying consolidated financial statements include the accounts of ICS for all periods presented.

On August 25, 1999, the Company completed its merger with 50's Classic Car Wash and CRCD, Inc. (collectively "Classic") and issued 91,677 unregistered shares of the Company's common stock, par value $.01, in exchange for all outstanding shares of Classic. Classic owns and operates a car wash in Lubbock, Texas. The car wash provides a range of services which include full service car wash, gasoline sales and a custom detail shop. The transaction has been accounted for using the pooling of interests method; and accordingly, the accompanying consolidated financial statements include accounts of Classic for all periods presented.

On September 9, 1999, the Company completed its merger with Eager Beaver Car Wash, Inc. ("Eager Beaver") and issued 659,222 unregistered shares of the Company's common stock, par value $.01, in exchange for all of the outstanding shares of Eager Beaver. Eager Beaver operates carwash facilities and a lubrication center from locations throughout west central and south central Florida. Eager Beaver operations provide a full line of car cleaning services including washing, waxing and detailing services. The transaction has been accounted for using the pooling of interests method; and accordingly, the accompanying consolidated financial statements include the accounts of Eager Beaver for all periods presented. The fiscal year end of Eager Beaver was January 31. The consolidated results of operations of the Company for the year ended December 31, 1998 and 1997 include the results of operations of Eager Beaver for its fiscal year ended January 31, 1999 and 1998, respectively.

A detail of revenues and net income (loss) of the separate companies were as follows:

                                                                                     Income (loss)
                                                                                    from Continuing
                                                                 Revenues              Operations
                                                              ----------------      ----------------
          Year ended December 31, 1998:
             Mace Security International, Inc.                      $2,404,221           $  (286,532)
             ICS                                                     2,029,884              (150,935)
             Classic                                                   779,530                76,660
             Eager Beaver                                            3,985,916               720,093
                                                              ----------------      ----------------
             Combined                                               $9,199,551           $   359,286
                                                              ================      ================
          Year ended December 31, 1997:
             Mace Security International, Inc.                      $2,657,354           $  (477,652)
             ICS                                                       895,252              (333,201)
             Classic                                                   735,179                37,508
             Eager Beaver                                            3,856,507               536,192
                                                              ----------------      ----------------
             Combined                                               $8,144,292           $  (237,153)
                                                              ================      ================

ICS, Classic, and Eager Beaver were Subchapter S Corporations prior to the mergers, whereby, the taxable income or loss flowed through to the individual shareholders. The effects of pro forma taxes as a C Corporation would result in additional income tax expense of approximately $220,000 and $82,000 for the year ended December 31, 1998 and 1997, respectively.

Acquisitions Accounted for Under the Purchase Method

In July 1997, the Company acquired all of the issued and outstanding common stock of MSP, Inc. (MSP), an Aurora, Colorado marketer of a diversified line of consumer safety and security products. This transaction was accounted for as a purchase, and the operations of MSP have been included with the Company's from the acquisition date. In the event MSP achieves certain financial goals, an additional 15,000 shares of the Company's common stock is issuable. The purchase price of $90,000 was represented by 80,000 shares of the Company's stock valued at $1.125 per share.

In September 1997, the Company acquired all of the issued and outstanding common stock of MSP Retail, Inc. (MSPR), an operator of two retail stores in the Denver, Colorado area, specializing in the sale of security products for personal and home protection. This transaction was recorded as a purchase, and the operations of MSPR have been included with the Company's from the acquisition date. The purchase price of $212,000 was represented by 176,666 shares of the Company's common stock valued at $.9375 per share and cash of $46,300.

The operations of MSP, Inc. and MSP, Retail, Inc. were discontinued in 1998 (Note 4).

In September 1997, the Company established Mace Security Centers, Inc., a subsidiary corporation formed for the purpose of offering franchises for the operation of retail stores which will sell personal protection and security products. The subsidiary became active during 1998 selling its first two franchises.

4.   Discontinued Operations

On July 14, 1998, the Company sold substantially all of the assets of its Law Enforcement division within its security products segment for cash of $4,985,651. The sales price for the fixed assets, license fees, and intangibles was $3,117,235 which represented the book value as of December 31, 1997. The sales price for inventory was $1,868,416 which represented the book value at July 14, 1998. Proceeds from the sale of the inventory are included in net cash provided by operating activities on the consolidated statement of cash flows. Accordingly, the operating results of its Law Enforcement division have been segregated from continuing operations and reported, on a comprehensive basis, as a separate line item on the consolidated statement of operations entitled "Loss from discontinued operations" and entitled "Net assets of discontinued operations" on the consolidated Balance Sheet. In conjunction with the sale of assets, the Company licensed to the purchaser the use of Mace(R) and related trademarks and a patent for use by the purchaser in the Law Enforcement market and received a one-time license fee of $650,000. The Company retained the cash and customer accounts receivable from the Law Enforcement division at closing. The Company utilized a portion of the sales price, $1,725,202, to pay off all outstanding bank debt to a financial institution under its term loan agreements.

A portion of the sales price, $600,000, was retained by the purchaser in escrow to secure, among other things, the Company's obligations under the representations and warranties in the purchase agreement. During 1999, this amount was returned to the Company. Notwithstanding the sale of the Law Enforcement division, the Company fulfilled its obligation under a nonassignable Department of Defense contract which was completed in September of 1999. Accordingly, this contract is included in discontinued operations in the accompanying consolidated statements of operations for the year ended December 31, 1998 and 1997.

During 1998, the Company disposed of two wholly-owned subsidiaries, MSP, Inc. (a Colorado distributor) and MSP Retail, Inc. (Colorado retail stores which were operated as Mace Security Centers(TM). The contracts between the Company and the former owners of the distributorship and retail stores allowed the Company to put back the shares of MSP, Inc. and MSP Retail, Inc. to the former owners if certain pre-tax earnings targets were not met within one year following the Company's acquisition. In both cases, the aforementioned subsidiaries failed to make their pre-tax earnings targets. The Company put back the shares of MSP, Inc. to the former owner in exchange for 80,000 shares of the Company that were tendered as consideration in the acquisition of MSP, Inc. In a modified version of the put with respect to MSP Retail, Inc., the Company transferred the net assets of MSP Retail, Inc. to a corporation owned by the former owner in exchange for 176,666 shares of the Company that were tendered as consideration in the acquisition of MSP Retail, Inc. Further, both contracts called for repayment of working capital loaned by the Company to MSP, Inc. and MSP Retail, Inc. The repayment amount as defined by the contracts is the money loaned by the Company reduced by operating losses incurred by the respective subsidiaries during the twelve-month period each was owned by the Company. As a result of the disposition of these subsidiaries, the Company incurred losses of $67,013 and $47,317 related to MSP, Inc. and MSP Retail, Inc., respectively.

5.   Accounts Receivable

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Risk of losses from international sales are minimized by requiring the majority of customers to provide irrevocable confirmed letters of credit and/or cash advances. The Company maintains an allowance for doubtful accounts at a level that management believes is sufficient to cover potential credit losses.

The changes in the allowance for doubtful accounts are summarized as follows:

                                                Year ended December 31,
                                             ---------------------------
                                                1998             1997
                                             ----------       ----------
     Balance at beginning of year             $ 101,936        $ 136,719

     Additions (charged to expense)             130,654          113,204

     Deductions                                (141,686)        (147,987)
                                             ----------       ----------
     Balance at end of year                   $  90,904        $ 101,936
                                             ==========       ==========

6.  Inventories

Inventories at December 31, 1998 consist of the following:


    Finished goods                                          $  598,114
    Work in process                                            126,696
    Raw materials and supplies                                 937,308
    Fuel, merchandise inventory and car wash supplies           99,499
                                                            ----------
                                                            $1,761,617
                                                            ==========
7.  Intangibles

The components of intangibles at December 31, 1998 are summarized below:



    Trademarks                                              $1,712,853
    Trademark protection costs                                 154,088
    Capitalized development costs                              163,043
                                                            ----------
          Total intangibles                                  2,029,984
    Less: Accumulated amortization                           1,009,282
                                                            ----------
                Intangibles, net                            $1,020,702
                                                            ==========

Amortization of intangible assets was $207,228 and $291,891 for the year ended December 31, 1998 and 1997, respectively.

8.  Note Payable to Bank

The Company has a $150,000 demand note payable at December 31, 1998. Interest is payable on a monthly basis at an annual rate of prime plus one percent (8.75% at December 31, 1998). This demand note is secured by the accounts receivable, inventory, and fixed assets of ICS.

The Company also has a $100,000 line of credit facility with the First National Bank of Abilene. Interest is payable monthly at a rate of 8.75% per year, and the facility is secured by equipment and inventory of Classic. At December 31, 1998, $5,000 was outstanding under this facility.

9.  Long-Term Debt and Notes Payable to Related Parties

Long-term debt consists of the following:


                                                                 December 31,
                                                                --------------
                                                                    1998
                                                                --------------

Note payable - SouthTrust Bank, interest rate equal
  to the one, three or five year United States Treasury
  (as defined) plus 225 basis points; payable in equal
  monthly payments of principal and interest, due
  with a final balloon payment in March, 2000,
  collateralized by car wash facilities of Eager Beaver             $2,221,858


Notes payable to First National Bank of Abilene,
  interest rate of 8.75%, due in monthly installments
  of $7,900 including interest, due in June 2008,
  collateralized by equipment and inventory of Classic
                                                                       621,936

Grant payable to Ben Franklin technology Center
  (BFTC), repaid in July 1999 through the issuance
  of 25,807 shares of Mace stock                                       246,920


Notes payable to various financial institutions,
  interest rates ranging from 3.9% to 8.9%, payable in
  monthly installments of $2,135, due through
  October 2002                                                          56,127

Note payable to Sovereign Bank, interest rate
  of prime plus one percent (8.75% at December 31,
  1998), due on demand, secured by accounts
  receivable, inventory and fixed assets of ICS                        150,000

Note payable to First National Bank of Abilene,
  interest rate of 8.75%, due on demand, secured by
  equipment and inventory of Classic                                     5,000

Affiliate notes payable, interest at an interest
  rate of 7%, principal balance due August 2000                      1,389,399

Notes payable to stockholder, interest rate of 10%
  due monthly, paid in full in August 1999                             244,611

Notes payable to related party, interest rate of
  prime plus 1/2% (8.25 at December 31, 1998), due
   December 1, 1999                                                    100,000

Note payable to related party, no stated interest
  rate, due on demand                                                   74,500

Interest only demand note payable to related
  party, interest rate of 7%                                            40,000

Note payable to shareholder, no stated interest
  rate, due on demand                                                    8,063

                                                                --------------
                                                                     5,158,414

Less: current portion                                                1,043,957
                                                                --------------
                                                                    $4,114,457
                                                                ==============

In September 1997, the Company refinanced its long-term debt with the First National Bank of New England ("FNB"). Two term loans totaling $1,800,000 bearing interest at prime plus 1.50% (10.0% at December 31, 1997) payable in monthly installments of $23,791, including interest, due October 1, 2007, were obtained. Of the proceeds, $593,750 was used to pay off the existing long-term debt. Additionally, a $250,000 line of credit bearing interest at prime plus 1% (9.5% at December 31, 1997) due May 31, 1998 was obtained. No amounts have been drawn on this line of credit. The Company paid off the loan to FNB simultaneously with the closing of the sale of its Law Enforcement division on July 14, 1998 (Note
4).

The Company has received grants from the Ben Franklin Technology Center (BFTC) to assist the Company in developing its products and to create and maintain jobs in Pennsylvania. The grants are repaid when the products for which the grants are provided are commercialized and the repayments are made on either a royalty basis or as a lump sum. The liability of $246,920 as of December 31, 1998 represents the total amount of grants received by the Company. This liability was repaid in July 1999 through the issuance of 25,807 shares of Mace stock.

Maturities of long-term debt are as follows: 1999 - $1,043,957; 2000 - $3,563,105; 2001 - $60,502; 2002 - $61,108; 2003 - $61,014; 2004 and thereafter
- $368,728.

Interest paid on all indebtedness was $486,096 and $519,386 for the year ended December 31, 1998 and 1997, respectively.

10.  Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:


                                                   December 31,

                                                       1998
                                                   ------------
               Accrued compensation                $    135,300

               Accrued professional fees                 33,349

               Customer prepayments                     160,626

               Advertising                               22,248

               Warranty payable                          57,590

               Other                                    162,707
                                                   ------------
                                                   $    571,820
                                                   ============

11.  Stock Option Plans

During September 1993, the Company adopted the 1993 Stock Option Plan (the
Plan). The Plan provides for the issuance of up to 630,000 shares of common stock upon exercise of the options. The Company has reserved 630,000 shares of common stock to satisfy the requirements of the Plan. The options are non-qualified stock options and are not transferable by the recipient. The Plan is administered by the Compensation Committee of the Board of Directors, which may grant options to employees, directors and consultants to the Company. The term of each option may not exceed fifteen years from the date of grant. Options are exercisable over either a 10 or 15 year period and exercise prices are not less than the market value of the shares on the date of grant.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that are not developed for use in valuing employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for grants in 1998 and 1997; risk-free interest rate ranges of 5.53% to 5.88% in 1998 and from 6.06% to 6.86% in 1997; dividend yield of 0%; expected volatility of the market price of the Company's common stock of 89.5% in 1998 and 92.2% in 1997; and a weighted-average expected life of the option of 13 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Pro forma results are not likely to be representative of the effects on reported or pro forma results of operations for future years. The Company's pro forma information is as follows:


                                                               Year Ended December 31,
                                                             -----------------------------
                                                               1998               1997
                                                             ---------         -----------
          Pro forma net loss                                 $(350,876)        $(1,645,794)

          Pro forma diluted loss per share                   $   (0.04)        $     (0.20)

Activity with respect to these plans is as follows:


                                                               1998                                 1997
                                                  --------------------------------       ----------------------------
                                                                         Weighted                          Weighted
                                                                         Average                            Average
                                                                         Exercise                          Exercise
                                                         Number           Price            Number            Price
                                                   --------------       ----------       ----------       -----------
          Shares under option, January 1                  437,800            $1.48          276,400             $1.54

          Options granted                                  98,500            $1.10          162,500             $1.40

          Options repurchased                              (4,800)           $5.50                -             $   -

          Options canceled                                (30,500)           $1.38           (1,100)            $5.50
                                                   --------------                        ----------

          Shares under option, December 31                501,000            $1.37          437,800             $1.48
                                                   ==============                        ==========

          Options exercisable, December 31                501,000            $1.37          437,800             $1.48


          Shares available for granting of
            options, December 31                          129,000                           192,200

Stock options outstanding at December 31, 1998 are summarized as follows:


                                                         Weighted Avg.            Weighted
              Range of                 Number              Remaining            Avg. Exercise
           Exercise Prices           Outstanding        Contractual Life            Price
           ---------------           -----------        ----------------        -------------
                $1.63                   6,000                14.33                   $1.63

                $1.50                 337,500                12.41                   $1.50

                $1.25                  52,500                13.58                   $1.25

                $1.21                  65,000                14.60                   $1.21

                $1.19                  40,000                12.64                   $1.19
                                     -----------
                                      501,000
                                     ===========

In connection with the initial public offering of the Company's securities in November 1993, the Company issued a total of 75,000 common stock purchase warrants to the underwriters of the securities. These warrants expired in November 1998.

In August 1994, the Company issued warrants to purchase 60,000 shares of Mace Security International, Inc. common stock at

$4.25 per share in connection with the purchase of certain assets of a business. The warrants are exercisable over a ten year period, expiring on August 24, 2004. On July 14, 1998, in connection with the sale of the Law Enforcement division (Note 4), the Company issued to the purchaser 300,000 warrants to purchase common stock of the Company at $1.25 per share. These warrants were fully exercised in March 1999.

The Company also has 100,000 other warrants to purchase common stock outstanding at December 31, 1998. The warrants are exercisable at any time through August 2009 and have an exercise price of $9.25 per share.

During the exercise period, the Company will reserve a sufficient number of shares of its common stock to provide for the exercise of the rights represented by option and warrant holders.

12.   Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets at December 31, 1998 are as follows:

                                                                                        December 31,
                                                                                            1998
                                                                                     ---------------
Deferred tax liabilities:
   Tax over book depreciation and amortization.............................          $      (215,225)
   Other, net..............................................................                  (32,548)
                                                                                     ---------------
         Total deferred tax liabilities....................................                 (247,773)
Deferred tax assets:
   Allowance for doubtful accounts.........................................                   12,878
   Inventories.............................................................                   45,147
   Net operating loss carryforwards........................................                1,355,600
   Other, net..............................................................                    1,357
                                                                                     ---------------
         Total deferred assets.............................................                1,414,982
Valuation allowance for deferred tax assets................................               (1,167,209)
                                                                                     ---------------
Net deferred tax assets....................................................                  247,773
                                                                                     ---------------
Net deferred tax assets (liabilities)......................................          $             -
                                                                                     ===============

The valuation allowance for deferred tax assets increased by $146,000 during 1998. At December 31, 1998, the Company has net operating loss carryforwards for federal income tax purposes of $3,389,000 that begin to expire during the year ended December 31, 2009, if unused. A valuation allowance has been provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. However, due to the change in control discussed in Note 19, use of these net operating loss carryforwards may be limited.

  The components of income tax expense are:

                                                                            1998              1997
                                                                        ------------      ------------
          Current (principally state taxes)....................         $      4,358      $      7,800
          Deferred.............................................                    -                 -
                                                                        ------------      ------------
          Total income tax expense.............................         $      4,358      $      7,800
                                                                        ============      ============

  The significant components of deferred income tax expense attributed to loss from continuing operations for the years ended December 31, 1998 and 1997 are as follows:

                                                                            1998              1997
                                                                        ------------      ------------
          Current deferred tax expense.........................         $     58,008      $     37,336
          Loss carry forward...................................             (203,600)         (615,707)
          Valuation allowance for deferred tax assets..........              145,592           578,371
                                                                        ------------      ------------
                                                                        $          -      $          -
                                                                        ============      ============

A comparison of the federal statutory rate to the Company's effective rate is as follows:

                                                                            1998              1997
                                                                        ------------      ------------
          U.S. statutory rate.....................................               (34%)             (34%)
          S Corporation income prior to pooling date..............               (99%)              (6%)
          State taxes, net of federal benefit.....................                 2%                1%
          Valuation allowance for deferred tax assets.............               133%               40%
                                                                        ------------      ------------
          Effective tax rate                                                       2%                1%
                                                                        ============      ============

13.  Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

                                                                            Year Ended December 31,
                                                                        -----------------------------
                                                                             1998             1997
                                                                        ------------      -----------
          Numerator:
          (Loss) income from continuing operations                      $    359,286      $  (237,153)
          Loss from discontinued operations                                 (585,903)      (1,209,291)
                                                                        ------------      -----------
          Net (loss) income                                             $   (226,617)     $(1,446,444)
                                                                        ============      ===========
          Denominator:
          Denominator for basic income (loss)
            per share - weighted average shares                            8,341,747        8,274,643
          Dilutive effect of options and warrants                             22,359                -
                                                                        ------------      -----------
          Denominator for diluted income (loss)
            per share - weighted average shares                            8,364,106        8,274,643
                                                                        ============      ===========
          Basic income (loss) per share:
            From continuing operations                                  $       0.04      $     (0.03)
            From discontinued operations                                       (0.07)           (0.14)
                                                                        ------------      -----------
            Total                                                       $      (0.03)     $     (0.17)
                                                                        ============      ===========
          Diluted income (loss) per share:
            From continuing operations                                  $       0.04      $     (0.03)
            From discontinued operations                                       (0.07)           (0.14)
                                                                        ------------      -----------
            Total                                                       $      (0.03)     $     (0.17)
                                                                        ============      ===========


Concentration of Credit Risk

The Company maintains its cash accounts in high quality financial institutions. At times, these balances may exceed insured amounts.

15.   Commitments and Contingencies

The Company is obligated under various operating leases primarily for certain equipment, vehicles, and real estate. Certain of these leases contain purchase options, renewal provisions, and contingent rentals for proportionate share of taxes, utilities, insurance, and annual cost of living increases. Future minimum lease payments under operating leases with initial or remaining noncancellable lease terms in excess of one year as of December 31, 1998 are as follows: 1999 - $104,000 and 2000 - $29,000. Rental expense under these leases was $182,000 and $170,000 for the years ended December 31, 1998 and 1997, respectively.

The Company has entered into month to month and long-term sublease agreements with tenants of their operating facility in

Bennington, Vermont, including a related party. Total sublease rental income was $110,406 and $93,231 in 1998 and 1997, respectively.

Future minimum rental receipts required under operating subleases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1998 are:

          1999              76,848
          2000              44,828
                          --------
                          $121,676
                          ========

During 1994, the Company paid $75,000 to a related entity to acquire all of the rights and obligations under a lease agreement, including an option to purchase the South Wing of its principal operating facility. Amortization of this deferred cost was $13,440 in 1998 and 1997. The term of the lease expires on January 31, 2000, and requires monthly payments of $6,161, plus the Company's proportionate share of taxes, insurance, utilities and an annual cost of living increase. The option may be exercised for $600,000 at the end of the lease term.

The Company is a party to a real estate purchase agreement with the Vermont Economic Development Authority (VEDA) for the purchase of the Center and North Wings of its headquarters, after the satisfaction or waiver of certain contingencies by VEDA. The purchase price is $1,000,000, payable by delivery of $150,000 in cash and a promissory note to VEDA for $850,000 at 4% interest per annum, based on a 20 year amortization schedule with a balloon payment of $100,000 due at the end of ten years. The Company previously deposited $75,000 of the total cash portion into an escrow account as required by the agreement. The Company has elected not to purchase the building at this time and is leasing the premises for $4,000 per month, together with taxes, insurance and utilities. Subsequent to December 31, 1998, the Company assigned to Vermont Mill Properties, Inc. ("VMP"), an entity controlled by Jon Goodrich, all of its rights and obligations under the VEDA Agreement.

Eager Beaver is party to employment agreements with four of its key employees. The employment agreements have provisions for, among other things, duties, compensation and non-compensation benefits. Additionally, the employment agreements provide that in the event of a "change of control", as defined in the agreements, the employee will receive a lump sum cash payment on the effective date of the "change of control" as severance in consideration for the employee's past service to Eager Beaver. In connection with the common stock transaction described in Note 3, the Company will recognize severance costs of approximately $1.2 million in its results of operations during the third quarter of 1999 pursuant to these employment agreements.

The Company leases a portion of the building space at several of its car wash facilities either on a month-to-month basis or under cancelable leases. During fiscal 1998 and 1997 revenues of approximately $36,800 and $57,200, respectively were recognized under these leasing arrangements. These amounts are classified as other income in the accompanying statements of income.

The Company is subject to federal and state environmental regulations, including rules relating to air and water pollution and the storage and disposal of oil, other chemicals, and waste. The Company believes that it complies with all applicable laws relating to its business.

The Company is a party to various legal proceedings related to its normal business activities. In the opinion of the Company's management, none of these proceedings are material in relation to the Company's results of operations, liquidity, cash flows or financial condition.

16.  Employee Benefit Plan

The Company maintains a voluntary 401(k) plan covering substantially all of its employees. Employees may contribute from 1% to 20% of their regular wages, up to the limit permitted by the Department of Labor. The Company matches 25% of each dollar contributed by employees up to 4% of their wages. The cost of the plan amounted to approximately $21,000 and $28,000 in 1998 and 1997, respectively.

17.  Related Party Transactions

The Company paid legal and management/consulting fees to officers and directors approximating $31,000 and $57,350 in 1998 and 1997, respectively.

From time to time and during fiscal 1998 and 1997, Eager Beaver made unsecured non-interest bearing advances to certain of its stockholders who are also officers. Substantially all of the advances were subsequently repaid from the dividend distributions of

Eager Beaver.

The Company occupies its corporate offices, a portion of a multi-tenant building, under an informal arrangement with Bullseye Properties, Inc., an affiliated company. Under these arrangement, Eager Beaver pays no rent but is responsible for insurance, maintenance, utilities and certain common area charges on a pro rata basis.

Eager Beaver provides monthly accounting and administrative services to Bullseye Properties, Inc. Revenues recognized under this arrangement totaled approximately $12,100 in each of fiscal 1998 and 1997.

18.  Segment Reporting

The Company currently operates in three separate business segments: (i) the Car Care segment, supplying complete car care services (including wash, detailing, lube, and minor repairs), and (ii) the Security Products sales segment, producing and marketing retailing consumer safety and security products, and
(iii) the Computer Products and Services segment, developing and manufacturing products for management and control of the car care industry.

The Company evaluates performances and allocates resources based on operating income of each reportable segment rather then at the operating unit level. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies (see Note 2). There are no intersegment sales.

  Selected financial information for each reportable segment is as follows:

                                                              Year Ended December 31,
                                                          --------------------------------
                                                              1998               1997
                                                          ------------       -------------
          Revenues:
            Car care                                       $ 4,765,446          $4,591,686
            Security products                                2,404,221           2,657,354
            Computer products and services                   2,029,884             895,252
                                                          ------------       -------------
                                                           $ 9,199,551          $8,144,292
                                                          ============       =============
          Operating income:
            Car care                                       $ 1,060,103          $  854,558
            Security products                                 (545,321)           (478,300)
            Computer products and services                    (120,550)           (401,175)
                                                          ------------       -------------
                                                           $   394,232          $  (24,917)
                                                          ============       =============
          Assets:
            Car care                                       $ 5,561,761
            Security products                                9,777,269
            Computer products and services                     586,952
                                                          ------------
                                                           $15,925,982
                                                          ============
          Capital expenditures:
            Car care                                       $    40,784          $  158,691
            Security products                                  122,568             238,726
            Computer products and services                      21,944              24,053
                                                          ------------       -------------
                                                           $   185,296          $  421,470
                                                          ============       =============
          Depreciation and amortization:
            Car care                                       $   198,595          $  207,280
            Security products                                  516,714             723,241
            Computer products and services                      40,030              34,051
                                                          ------------       -------------
                                                           $   755,339          $  964,572
                                                          ============       ===============

19.  Subsequent Events

On March 26, 1999, the Company entered into a Merger Agreement with American Wash Services, Inc. ("AWS"), a car wash company controlled by Mr. Paolino, pursuant to which AWS was merged with and into a wholly-owned subsidiary of the Company on July 1, 1999. Mr. Paolino and Red Mountain Holdings, Ltd., AWS's other shareholder, received in exchange for all of the shares of AWS, $4,687,500, in cash, and 628,362 unregistered shares of Common Stock, of which Mr. Paolino received 470,000 shares and Red Mountain received 158,362 shares. Mr. Paolino and Mr. Kramer received additional consideration in connection with this merger:

     . Mr. Paolino received a warrant to purchase 1,500,000 shares of Common Stock at a purchase price of $1.375 per share;
     . Mr. Paolino received a warrant to purchase 250,000 shares of Common Stock at a purchase price of $2.50 per share; and
     . Mr. Kramer received a warrant to purchase 75,000 shares of Common Stock at a purchase price of $1.375 per share.

This transaction was completed on July 1, 1999 and will be accounted for using the purchase method of accounting.

On May 17, 1999, the Company acquired all of the outstanding stock of Colonial Full Service Car Wash, Inc. ("Colonial") in exchange for 1,250,991 unregistered shares of the Company's common stock and the assumption of debt and negative working capital of approximately $6,734,000. This transaction will be accounted for using the purchase method of accounting.

On May 18, 1999, the Company acquired certain assets of Genie Car Wash Inc. of Austin, Genie Car Care Center, Inc., and Genie Car Service Center, Inc. (collectively, "Genie"). Consideration under the Agreement consisted of 533,333 unregistered shares of common stock of the Company, $1,000,000 of cash, and the issuance of a $4,750,000 promissory note. The assets acquired consist of substantially all of the real estate, equipment, and inventories utilized in the car wash businesses. This transaction will be accounted for using the purchase method of accounting.

On May 24, 1999, the Company appointed Louis D. Paolino, Jr., Robert M. Kramer and Gregory M. Krzemien to serve as the Company's President and Chief Executive Officer, Executive Vice President, Secretary and General Counsel, and Chief Financial Officer and Treasurer, respectively. Louis D. Paolino, Jr. and Constantine N. Papadakis also were appointed to the Board of Directors of the Company to fill the vacancies resulting from the resignations of three directors.

On June 1, 1999, the Company acquired substantially all of the assets of Gabe's Plaza Car Wash, Inc. ("Gabe's") in exchange for $210,000 in cash and delivery of a promissory note for $717,000. The transaction will be accounted for using the purchase method of accounting.

On June 22, 1999, the Company acquired substantially all of the assets of the Moorestown Car Wash in exchange for $225,000 and the issuance of 20,930 unregistered shares of common stock of the Company. This transaction will be accounted for using the purchase method of accounting.

On July 1, 1999, the Company acquired substantially all the assets of Stephen Bulboff and Stephen B. Properties, Inc. (collectively, "Shammy Shine" or "Stephen Bulboff") in exchange for 860,000 unregistered shares of common stock of the Company and cash consideration of $1,900,000. Stephen Bulboff owns and operates a total of ten exterior only car washes in Pennsylvania, New Jersey and Delaware. This will be accounted for using the purchase method of accounting.

On August 24, 1999, the Company acquired, through a wholly owned subsidiary, substantially all of the assets of Shammy Man Car Wash ("Shammy Man") in exchange for 62,649 unregistered shares of common stock cash consideration of $475,000 and the assumption of approximately $400,000 of debt. This transaction has been accounted for using the purchase method of accounting.

On September 9, 1999, the Company acquired all of the assets of Quaker Car Wash, Inc. ("Quaker") in exchange for 224,072 unregistered shares of common stock and approximately $1,055,000 of cash consideration. This transaction will beaccounted for using the purchase method of accounting.

On October 18, 1999, the Company acquired all of the car wash related assets of White Glove Car Wash ("White Glove") located in Tempe, Arizona. Consideration consisted of 38,095 unregistered shares of common stock of the Company, $130,000 of cash, and the issuance of a $345,000 promissory note. This transaction will be accounted for using the purchase method of accounting.

On October 29, 1999, the Company acquired certain real estate and car wash equipment from Ince Car Wash, Inc. for cash consideration of approximately $200,000 and the assumption of $2.1 million of long-term debt. The assets will be used by the

Company to operate a full service car wash, fuel center and convenience store in Lubbock, Texas.

Additionally, on October 29, 1999, the Company consummated the acquisition of Millennia Car Wash, L.L.C. ("Millennia") which the Company has operated under an operating agreement since March 31, 1999. Millennia consists of 11 full service car washes in the Phoenix, Arizona market and six full service car washes in the San Antonio, Texas market as well as a total of five lube and repair centers, eight fuel sales operations, and 17 convenience stores. Consideration under the agreement, as amended, consisted of 3,500,000 unregistered shares of common stock of the Company and the assumption of approximately $15.0 million of long-term debt. This transaction will be accounted for using the purchase method of accounting.

               Management's Discussion and Analysis of Financial
                      Condition and Results of Operations
                                  (Restated)

Disclosure Regarding Forward Looking Statements

This report includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended ("Forward Looking Statements"). All statements other than statements of historical fact included in this section, are Forward Looking Statements. Although the Company believes that the expectations reflected in such Forward Looking Statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, number of acquisitions and projected or anticipated benefits from acquisitions made by or to be made by the Company, or projections involving anticipated revenues, earnings, levels of capital expenditures or other aspects of operating results. All phases of the Company's operations are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether Forward Looking Statements made by the Company ultimately prove to be accurate. Such important factors ("Important Factors") that could cause actual results to differ materially from the Company's expectations are disclosed in this section and elsewhere in this report. All subsequent written and oral Forward Looking Statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Important Factors described below that could cause actual results to differ from the Company's expectations. The forward-looking statements made herein are only made as of the date of this filing and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Ongoing Capital Requirements. To the extent that internally generated cash is not sufficient to provide the cash required for future operations, capital expenditures, acquisitions and debt repayment obligations, the Company will require additional equity and/or debt financing in order to provide such cash. The Forward Looking Statements assume that the Company will be able to raise the capital necessary to finance such requirements at rates that are as good as or better than those it is currently experiencing. There can be no assurance, however, that such financing will be available or, if available, will be available on terms satisfactory to the Company.

Availability of Acquisition Targets. The Company's ongoing acquisition program is a key element of its expansion strategy. There can be no assurance that the Company will succeed in locating appropriate acquisition candidates that can be acquired at price levels that the Company considers appropriate. The Forward Looking Statements assume that a number of acquisition candidates sufficient to meet the Company's goals will be available for purchase and that the Company will be able to complete the acquisitions at prices comparable to those that the Company has experienced in the past quarter.

Integration. The Company's financial position and results of operations depend to a large extent on the integration of recently acquired businesses. The Forward Looking Statements assume that integration of acquired companies will require from three to six months from the date the acquisition closes. Failure to achieve effective integration in the anticipated time period could have adverse effect on the Company's future results of operations.

Economic Conditions. The Company's business is affected by general economic conditions. The Forward Looking Statements assume that the Company will be able to achieve internal volume and price growth which are not impacted by an economic downturn. There can be no assurance that an economic downturn will not result in a reduction in the volume of business generated at the Company's operations and/or the price that the Company can charge for its services.

Weather Conditions. Protracted periods of inclement weather adversely affect the Company's operations by interfering with car washing and detailing. The Forward Looking Statements assume that such weather conditions will not occur or that they will be mitigated by the Company's geographic diversification of its operations.

Dependence on Senior Management. The Company is highly dependent upon its senior management team. In addition, as the Company continues to grow, its requirements for operations management with car care industry experience will also increase. The Forward Looking Statements assume that experienced management will be available when needed by the Company at compensation levels that are within the industry norms. The loss of the services of any member of senior management or the inability to hire experienced operations management could have a material adverse effect on the Company.

Year 2000 Systems Modifications. The Company expects to be Year 2000 compliant in a timely manner and expects to have no material exposure with respect to information technology-related systems. With respect to non-information technology areas, it is uncertain what risks are associated with the Year 2000 issue and any risks that may be identified could have a material, adverse effect on the Company's business, financial condition, and results of operations and cash flows. There can be no assurances that the systems of customers and vendors on which the Company relies will be converted in a timely manner and will not have an adverse effect on the Company's systems or operations. The Forward-Looking Statements assume that there will be no material adverse effect on the Company's systems or operations related to the Year 2000 issue.

Results of Operations for the Year ended December 31, 1998 Compared to the Year
                            Ended December 31, 1997

Revenues

The Company currently operates in three separate business segments: (i) the Car Care segment, supplying complete car care services (including wash, detailing, lube, and minor repairs), fuel and merchandise sales, (ii) the Security Products sales segment, producing and marketing defense sprays, and marketing and retailing consumer safety and security products, and (iii) the Computer Products and Services segment.

    Car Care Services

The Company owns full service, exterior only and self-service car wash locations in Florida. The Company earns revenues from washing and detailing automobiles; and selling merchandise through convenience stores within the car wash facilities. Revenues generated for the year ended December 31, 1998 for the car care segment were comprised of approximately 98% car wash and detailing, and 2% fuel and merchandise.

The majority of revenues are collected in the form of cash or credit card receipts, thus minimizing customer accounts receivable.

Weather can have a significant impact on volume at the individual locations.

    Security Products

The Company operates its security products segment in two main divisions, the Consumer Division and the Mace Anti-Crime Bureau Division. The Company's Consumer Division manufactures and markets personal safety, and home and auto security products. These products are sold through retail stores, major discount stores, and at the Company's car care facilities. The Mace Anti-Crime Bureau Division provides expertise in developing and producing criminal deterrent systems for government and law enforcement agencies, and financial institutions.

    Computer Products and Services

The Company's computer products and service segment is a developer, manufacturer and retailer of specialty point of sale and control software for principally the car care industries. Its primary product, a software package called "Tunnel Master", provides car wash equipment control, point of sale and management information and a software product which provides management and control of lube operations. The software is usually sold as a package with computer hardware, car wash tunnel controller equipment and customer service support contracts. Another software product being marketed is called "Vision Master" which allows users to access cameras and view operations remotely using a personal computer from anywhere in the world. These products and services are sold direct and through independent distributors.

Cost of Revenues

    Car Care Services

Cost of revenues consists primarily of direct labor and related taxes and benefits, chemicals, wash and detailing supplies, rent, real estate taxes, utilities, maintenance and repairs of equipment and facilities, as well as the cost of the fuel and merchandise sold.

    Security Products

Cost of revenues consists primarily of costs to manufacture the security products including direct labor and related taxes and benefits, and raw material costs.

    Computer Products and Services

Cost of revenues consists primarily of costs to manufacture the products including direct labor and related taxes and benefits, and raw material costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of management, clerical and administrative salaries, professional services, insurance premiums, and costs relating to marketing and sales.

Depreciation and Amortization

Depreciation and amortization consists primarily of depreciation of buildings and equipment, and amortization of goodwill and other intangible assets. Buildings and equipment are depreciated over the estimated useful lives of the assets using the straight line method. Goodwill and other intangibles are amortized over their useful lives using the straight line method.

Other Income and Expense

Other income and expense includes gains and losses on the sale of equipment, asset write-downs, and rental income largely from subletting at the Company's Vermont leased facility.

Taxes

The Company recorded tax expense of $4,358 and $7,800 for the years ended December 31, 1998 and 1997, respectively. The tax expenses represent corporate franchise taxes.

The following table presents the percentage each item in the consolidated statements of operations bears to total revenues:

                                                                                     Year Ended
                                                                                    December 31,
                                                                            --------------------------
                                                                              1998              1997
                                                                            --------          --------
          Revenues                                                            100.0%            100.0%

          Cost of revenues                                                     57.3              62.1

          Selling, general and administrative expenses                         30.2              26.4

          Depreciation and amortization                                         8.2              11.8
                                                                            -------           -------
          Operating income (loss)                                               4.3              (0.3)

          Interest expense, net                                                (3.4)             (5.7)

          Other (expense) income                                                3.1               3.2
                                                                            -------           -------
          Income (loss) from continuing operations before income taxes          4.0              (2.8)

          Income tax expense                                                    0.1               0.1
                                                                            -------           -------
          Income (loss) from continuing operations                              3.9              (2.9)

          Loss from discontinued operations                                    (6.4)            (14.8)
                                                                            -------           -------
          Net loss                                                             (2.5)            (17.7)
                                                                            =======           =======

Revenues

    Car Care Services

Revenues for the year ended December 31, 1998 were $4.8 million as compared to $4.6 million for the year ended December 31, 1997, an increase of $0.2 or 4%. Of the $4.8 million of revenues for the year ended December 31, 1998, $4.4 million or 92% was generated from car wash and detailing, and $0.4 million or 8% from fuel and merchandise sales. For the year ended December 31,

1997, $4.2 million or 91% was generated from car wash and detailing, and $0.3 million or 9% from fuel and merchandise sales.

    Security Products

Revenues for the year ended December 31, 1998 were $2.4 million as compared to $2.7 million for the year ended December 31, 1997, a decrease of $0.3 million, or 11%. This decrease is due to decreased sales in the consumer defense spray market partially offset by increased revenues in the Anti-Crime Bureau Division and franchise fees.

    Computer Products and Services

Revenues for the year ended December 31, 1998 were $2.0 million as compared to $0.9 million for the year ended December 31, 1997, an increase of $1.1 million or 122%. This increase is due to the introduction of a new version of the Tunnel Master software.

Cost of Revenues

    Car Care Services

Cost of revenues were $2.8 million or 58% of revenues for the year ended December 31, 1998 as compared to 2.9 million or 63% of revenues for the year ended December 31, 1997.

    Security Products

Cost of revenues for the year ended December 31, 1998 were $1.2 million compared to $1.6 million for the year ended December 31, 1997. Cost of revenues as a percentage of revenues for the year ended December 31, 1998, was 51% as compared to 62% for the year ended December 31, 1997.

    Computer Products and Services

Cost of revenues for the year ended December 31, 1998 were $1.2 million compared to $0.5 million for the year ended December 31, 1997. Cost of revenues as a percentage of revenues for the year ended December 31, 1998 was 59% as compared to 60% for the year ended December 31, 1997.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 1998 were $2.8 million compared to $2.1 million for the year ended December 31, 1997, an increase of $0.6 million or 29%. The primary reasons for this increase were (i) an increase in expenses at the Mace Security Centers, the Company's franchise subsidiary, and (ii) increased personnel in the computer products segment needed to handle increased sales.

Depreciation and amortization totaled $0.8 million for the year ended December 31, 1998 as compared to $1.0 million for the year ended December 31, 1997.

Taxes

The Company recorded tax expense of $4,358 and $7,800 for the years ended December 31, 1998 and 1997, respectively. The tax expenses represent corporate franchise taxes.

Liquidity and Capital Resources

The Company's business requires substantial amounts of capital, most notably to pursue the Company's acquisition strategies and for equipment purchases and upgrades. The Company plans to meet these capital needs from various financing sources, including borrowings, internally generated funds, and the issuance of common stock.

As of December 31, 1998, the Company had working capital of $5.8 million, including cash and cash equivalents of $4.7 million. For the year ended December 31, 1998, net cash provided by operations was approximately $820,000 (excluding cash provided by discontinued operations), net cash used in financing activities was approximately $2.5 million and net cash provided by investing activities was approximately $2.9 million resulting in an increase in cash and cash equivalents of $3.1 million.

Seasonality and Inflation

The Company believes that its car washing and detailing operations are adversely affected by periods of inclement weather. The Company has mitigated and intends to continue to mitigate the impact of inclement weather through geographic diversification of its operations.

The Company believes that inflation and changing prices have not had, and are not expected to have any material adverse effect on its results of operations in the near future.

Year 2000

Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed at a time when data storage was expensive, and the impact of the upcoming century change was not considered. As a result of this dating limitation, many programs, if not corrected, may fail or may provide inaccurate results at and after the turn of the century. We use information systems and systems imbedded in some of our equipment that carry two digit dating and are thus susceptible to partial or total failure on, before and after December 31, 1999.

To assess and address our internal information systems, we have established a Year 2000 remediation plan consisting of the following phases:

     1. Inventorying our systems and devices, including information technology and non-information technology systems, that are vulnerable to the Year 2000 problem;
     2. Assessing the criticality of our inventoried items;
     3. Remediating our non-compliant items; and
     4. Testing the corrections we have applied.

We have completed phases 1 and 2 and are in the process of completing phases 3 and 4 with an expected completion date of December 1999. To date, the Company has spent approximately $125,000 on the remediation plan. The Company does not anticipate spending more than an additional $75,000 on remediating currently owned internal information systems. The amount of remediation effort has not been and is not anticipated to be extensive due to our use of readily available, off-the-shelf software and hardware products, manufacturers' support, and in-house expertise. All costs related to Year 2000 compliance are expensed as incurred.

Additionally, we are surveying our major suppliers as to their Year 2000 compliance and readiness to ensure that we will not experience any interruption in service or other adverse effects as a result of their possible non-compliant computer systems. We will develop contingency plans, if necessary, to address any third party non-compliance.

Although we believe our Year 2000 remediation plan will be adequate to address the Year 2000 issue, because the Company is continually acquiring new businesses and locations, it is an on-going process to convert, assess, and if necessary, remediate newly acquired systems. This issue is part of our standard due diligence when evaluating potential acquisitions so that remedial efforts, if any, can be evaluated and scheduled.

The Company believes that the combination of our remediation plan, vendor surveys, due diligence in acquisitions, and contingency plans are adequate to address internal and third party Year 2000 non-compliance. However, if we fail to make the required remediation efforts, if we do not complete them on time, or if our major suppliers experience Year 2000 problems in their own operations, the advent of the Year 2000 could have a material adverse impact on our operations and financial condition.

Additionally, the Company's Computer Products and Services operations develop specialty point of sale and control software for principally the car care industry. Its primary products are: "Tunnel Master", which provides car wash equipment control, point of sales, and management information; "Clout", which provides point of sales and service controls to the quick lube industry; and "Vision Master", which allows users to access cameras and view operations remotely using a personal computer. Based on our current assessment, we believe the current versions of our software products are Year 2000 compliant - that is, they are capable of adequately distinguishing 21/st/ century dates from 20/th/ century dates. However, our products are generally integrated into other third party company systems involving hardware and software products that we cannot adequately evaluate for Year 2000 compliance. Although we have not been a party to any claims involving our products or services related to Year 2000 compliance issues, we may in the future be required to defend our products or services in such claims proceedings, or to negotiate resolutions of claims based on Year 2000 issues.